Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Monmouth Real Estate Investment Corporation Announces Receipt of Amendment to Unsolicited Acquisition Proposal

No Action Needs to be Taken by Monmouth Shareholders at This Time

HOLMDEL, N.J., July 16, 2021 – Monmouth Real Estate Investment Corporation (NYSE: MNR, “Monmouth” or “the Company”) today announced that it received an amendment to the unsolicited acquisition proposal it previously received on July 8, 2021 from a certain large private investment firm. The amendment to the proposal reflects an increase of $0.18 per share in the consideration that would be paid for each share of Monmouth Common Stock, resulting in a net cash consideration of $18.88 per share, reflecting a stated purchase price of $19.51 per share reduced by the termination fee of approximately $62.2 million, or $0.63 per share, if Monmouth terminates the merger agreement it previously entered into with Equity Commonwealth (“EQC”) in accordance with its terms to accept the amended proposal. The increase results from the investment firm’s decision that the purchase price would no longer be reduced by the $0.18 per share dividend on Monmouth’s common stock previously declared by Monmouth’s Board on July 1, 2021 and payable on or about September 15, 2021. On July 16, 2021, Monmouth’s common shares closed at $19.23 per share.

As previously announced, on May 4, 2021, Monmouth entered into a definitive merger agreement with EQC pursuant to which EQC agreed to acquire Monmouth in an all-stock transaction valued at approximately $3.4 billion, including the assumption of debt. The combined company is expected to have a pro forma equity market capitalization of approximately $5.5 billion.

Consistent with its statutory duties and in consultation with its financial and legal advisors, Monmouth’s Board is now evaluating the amended proposal and has not made any determination as to what action to take in response to the proposal. The Company’s Board intends to respond to the proposal in due course and remains committed to acting in the best interests of the Company and its shareholders.

J.P. Morgan Securities LLC and CS Capital Advisors, LLC are acting as financial advisors and Stroock & Stroock & Lavan LLP is serving as legal advisor to Monmouth.

About Monmouth
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 120 properties containing a total of approximately 24.5 million rentable square feet, geographically diversified across 31 states. The Company’s occupancy rate as of this date is 99.7%.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding the merger with EQC. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward looking statements by discussions of strategy, plans or intentions. Any forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward looking statement. For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q. While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed merger with EQC under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in Monmouth’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant proxy materials filed with the SEC in respect of the proposed merger.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It
In connection with the proposed merger with EQC, Monmouth intends to file a proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”), which will be sent to the common stockholders of Monmouth seeking their approval of the proposed merger and the common stockholders of EQC seeking their approval of the issuance of EQC common stock in connection with the merger. Monmouth and EQC may also file other documents regarding the proposed merger with the SEC. This press release is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth and/or EQC may file with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONMOUTH, EQC, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on Monmouth’s website at www.mreic.

Contacts:

Investors
Becky Coleridge
(732) 577-9996
mreic@mreic.com

Media
Andrew Siegel / Amy Feng / Kara Brickman
Joele Frank
(212) 355-4449